As filed with the Securities and Exchange Commission on May 22, 2008
Reg. No. 333-150421

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMARILLO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

TEXAS	75-1974352
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4134 Business Park Drive, Amarillo, Texas	79110
(Address of principal executive offices)	(Zip Code)

806-376-1741	FAX 806-376-9301
(Issuer's telephone number, including area code)

2008 Stock Incentive Plan
(Full Title of the Plan)

Joseph M. Cummins
Chief Executive Officer
4134 Business Park Drive
Amarillo, Texas 79110
(Name and Address of Agent For Service)

(806) 376-1741
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, NY 10006
(212) 930-9700
Fax: (212) 930-9725

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value	600,000 (3)	$.32	$192,000	$7.55

* Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the over the counter bulletin board of $0.32 and $0.32, respectively, on May 9, 2008.

(1)
This registration statement covers shares of our common stock, $0.01 par value per share, issuable pursuant to stock options and other equity incentive awards under our 2008 Stock Incentive Plan (the "Plan")

(2)
This registration statement shall also cover an indeterminable number of additional common shares which may become issuable under the Plans by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common shares.

(3)
Consists of up to 600,000 shares of common stock that have been reserved for issuance pursuant to awards that may be granted under the Plans and that are registered pursuant to this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the 2008 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, advisors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Joseph M. Cummins
Chief Executive Officer
Amarillo Biosciences, Inc.
4134 Business Park Drive
Amarillo, Texas 79110
(806) 376-1741

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•
(a) Reference is made to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the SEC on March 26, 2008, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 13, 2008, each of which is hereby incorporated by reference.

•	(b) Reference is made to the Registrant's Current Reports on Form 8-K as filed with the SEC on April 21, 2008, which is hereby incorporated by reference.
•
(c) The class of securities to be offered is registered under Section 12(g) of the Exchange Act.  The description of the class of securities contained in the Form 8-A Registration Statement is as follows:

“This Registration Statement relates to the Common Stock, par value $.01 per share  (the Common Stock), of Amarillo Biosciences, Inc., a Texas corporation (the “Registrant”).  A Registration Statement on Form SB-2 (Registration No. 333-04413)

relating to an offering of up to 2,300,000 shares of Common Stock (the Registration Statement) was filed with the Securities and Exchange Commission on May 23, 1996, pursuant to the Securities Act of 1933, as amended (the Securities Act).  The description of the Common Stock to be contained in the final Prospectus to be filed by the Registrant pursuant to Rule 424(b) under the Securities Act shall be deemed incorporated by reference.”

The description of the Common Stock is as follows:

The company is authorized to issue 100,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Registration Statement, there are 29,772,034 shares outstanding which are held by 406 holders of record.

The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.  The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors in its discretion, out of funds legally available therefor.  In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to them after payment of debts and liabilities of the Company and after provision has been made for each class of stock, if any, having liquidation preference over the Common Stock.  Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to by incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd flr., New York, NY 10006. Certain members or employees of Sichenzia Ross Friedman Ference LLP will receive 166,667 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services performed on behalf of the Registrant.

Item 6. Indemnification of Directors and Officers.

Texas Law

Article 2.02-1 of the Texas Business Corporation Act allows a Texas corporation to indemnify a person who was, is, or is threatened to be made a defendant or respondent in a proceeding because the person is or was a director if it is determined that the person (1) conducted himself in good faith, (2) reasonably believed that his conduct in his official capacity as director was in the best interest of the corporation and in all other cases was at least not opposed to the corporation’s best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  Indemnification under Article 2.02-1 may be made for judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, subject to limitations provided therein.  Article 2.02-1 (H) requires indemnification of a defendant / respondent director against reasonable expenses incurred by him in connection with a proceeding in which he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

To the same extent as a director, Article 2.02-1 (O) of the Texas Business Corporation Act provides that an officer of the corporation shall be indemnified against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was an officer if he was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Pursuant to Article 2.02-1 (J) of the Texas Business Corporation Act, upon application, a court may order the equitable indemnification of a director or officer if it determines the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of other requirements of indemnification.  However, if the person is adjudicated liable to the corporation or it is found that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding.

By-laws and Indemnification Provisions

The Registrant’s By-laws provide for the Registrant to indemnify each director and officer of the Registrant against liabilities imposed upon him (including reasonable amounts paid in settlement) and expenses incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be a party by reason of his being or having been a director or officer of the Registrant.  The Registrant has also entered into Indemnification Agreements with each officer and director pursuant to which the Registrant will, in general, indemnify such persons to the maximum extent permitted by the Registrant’s By-laws and the laws of the State of Texas against any expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.  The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders.

Insurance

The Registrant is insured under a Directors, Officers and Company Liability Policy that obligates the Insurer to pay for claims against the directors and officers for wrongful acts during the effective period of the Policy. The current policy expires May 30, 2008.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	EXHIBIT

5.1	Legality Opinion of Sichenzia Ross Friedman Ference LLP

10.1	2008 Stock Incentive Plan

23.1	Consent of Sichenzia Ross Friedman Ference LLP ( contained in Exhibit 5.1)

23.2	Consent of LBB & Associates Ltd, LLP

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),  (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 20, 2008.

AMARILLO BIOSCIENCES, INC.
By:      /s/ Joseph M. Cummins
   Joseph M. Cummins, DVM, Ph.D.
   Chairman, President, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph M. Cummins	Chief Executive Officer, President, and Chairman	May 20, 2008
Joseph M. Cummins

/s/ Peter Mueller	Chief Operating Officer	May 20, 2008
Peter Mueller

/s/ Gary W. Coy	Chief Financial Officer	May 20, 2008
Gary Coy

/s/ James Page	Director	May 20, 2008
James Page

/s/ Dennis Moore	Director	May 20, 2008
Dennis Moore

/s/ Stephen T. Chen	Director	May 20, 2008
Stephen T. Chen

/s/ Thomas D'Alonzo	Director	May 20, 2008
Thomas D/Alonzo

/s/ Thomas Ulie	Director	May 20, 2008
Thomas Ulie

Pursuant to the requirements of the Securities Act of 1933, these trustees (or other persons who administer the employee benefit plan) have duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on May 20, 2008

2008 STOCK INCENTIVE PLAN

By:  /s/ Thomas D’Alonzo                                                                                                            By: /s/ James A. Page
Thomas D’Alonzo                                                                                                  James A. Page
Plan Committee Member                                                                                                       Plan Committee Member

By:   /s/ Stephen Chen
Stephen Chen
Plan Committee Member